Exhibit 14.1

NATIONAL INTERSTATE CORPORATION

Code of Ethics and Conduct

NATIONAL INTERSTATE CORPORATION

Code of Ethics and Conduct

National Interstate Corporation
3950 Interstate Drive
Richfield, Ohio 44286
(330) 659-8900

NATIONAL INTERSTATE CORPORATION
CODE OF ETHICS AND CONDUCT

Code of Ethics and Conduct

Adopted by the Board of Directors on October 18, 2004.

     National Interstate Corporation (NIC) and its subsidiaries and their respective Directors, officers and employees have committed to conduct their business in accordance with the highest ethical standards. This Code of Ethics and Conduct (Code) sets out the principles to which all Directors, officers and employees of NIC are expected to adhere and advocate in meeting these standards.

     References in this Code to “the Company” include NIC and its subsidiaries. When this Code states that employees, officers and/or Directors must contact “the Company,” “his or her Company,” “the Company’s General Counsel” or some other department or committee affiliated with the Company, such contact refers to NIC, and employees, officers and/or Directors of NIC subsidiaries must contact the appropriate person or group at NIC.

Conflict of Interest

     Directors, officers and employees have an obligation to promote the Company’s best interests at all times. Directors, officers and employees should never use their position with the Company, or information acquired during their employment, in a manner that may create a conflict – or the appearance of a conflict – between such person’s personal interests and the interests of the Company. Directors, officers and employees should not have any undisclosed, unapproved financial or other business relationships with customers or competitors of a magnitude or nature that could impair the independence of any judgment they may need to make on the Company’s behalf. Conflicts of interest would also arise if a Director, officer or employee, or a family member of any of the above, receives improper payments or other personal benefits as a result of his or her position at the Company. Family members include spouses, brothers, sisters, parents, children, grandchildren, uncles, aunts, nieces, nephews, cousins and in-laws — including step or half relations.

     Directors, officers and employees must act with honesty and integrity and must also avoid apparent conflicts of interest that may occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in their dealings on the Company’s behalf.

     Where potential conflicts of interest arise, Directors, officers and employees must provide full disclosure of the circumstances and refrain from any related decision making process. Directors and officers shall provide full disclosure to the General Counsel and the Audit Committee.

Gifts and Gratuities

     No Director, officer, or employee shall seek or accept any gift, payment, fee, service, rebate, valuable privilege, discount, trip, vacation, loan (other than a conventional loan from lending institutions) or other favor from any person or business organization that does, or seeks to do business with, or is a competitor of, the Company if the receipt of such item is, or appears to be, improper or unethical compensation or inducement.

NATIONAL INTERSTATE CORPORATION
CODE OF ETHICS AND CONDUCT

     Participating in business-related functions, including the acceptance of lunches or other meals with a customer or competitor, on occasion, is a normal and permissible business practice. However, each Director, officer and employee should exercise care to ensure that such functions are necessary and that their value and frequency are reasonable under all the applicable circumstances. Directors, officers and employees may accept common courtesies or gifts of a nominal value usually associated with accepted business practices for themselves and members of their families. Care should be taken to avoid accepting frequent common courtesies or gifts from the same person or business organization that does or seeks to do business with the Company. Acceptance of gifts of more than a nominal value should be disclosed to the Company’s General Counsel.

     No Director, officer or employee shall in connection with the Company’s businesses give, or promise to give, any gift, favor or anything of value to another person or entity if the giving of such item is, or appears to be, improper or unethical compensation or inducement or might in any way to impair independent judgment concerning the Company’s business operations. No payments to public officials (domestic or foreign) shall be made directly or indirectly for the purposes of influencing their official acts or decisions.

     It is in the best interests of the Company to avoid even the appearance of impropriety. The Company’s concern is not only whether the receipt or giving of a gift, donation or service is technically legal or customary, but also whether or not the public might reasonably view such an act as improper or unethical if all the circumstances were fairly disclosed.

Outside Employment and Directorships

     Officers and employees are expected to devote their full working time to the duties of their positions or to fully disclose their other employment and business relationships. Directors are expected to notify the Company of their employment, changes in their employment and all other boards on which they serve.

     No officer or employee shall be concurrently employed by or otherwise seek or accept concurrent employment or compensation as a director, partner, consultant or employee of a non-affiliated business organization which does business with or competes with NIC without full disclosure of this situation to the Company’s General Counsel.

     If a family member of a Director, officer or employee of the Company works for a company that is in direct competition with or does business with the Company, and occupies a position that can influence decisions affecting lines of business that compete with the Company, such Director, officer or employee must disclose that position to the Company’s General Counsel.

Your Investments

     Unless the matter is fully disclosed to the Company’s General Counsel, Directors, officers and employees may not invest in stocks or securities of a company that does business or is seeking to do business with the Company if the interest such Director, officer or employee has in such company is significant. This applies to members of the Director’s, officer’s and employee’s immediate family or household. No officer or employee shall be an owner or investor in any such business organization

NATIONAL INTERSTATE CORPORATION
CODE OF ETHICS AND CONDUCT

where the cumulative ownership exceeds one-tenth of one percent of the outstanding ownership without obtaining prior written approval from the Company’s General Counsel.

Employment of and Negotiations with Family Members

     No hiring decision regarding a family member is to be made directly by another family member. To the extent possible, a family member should not work in either a direct or indirect reporting relationship with another family member. The proposed hiring of a member of an employee’s family must receive prior written approval by the Company.

     Where direct or indirect reporting relationships exist, any decision regarding compensation, benefit levels, performance evaluations and advancement proposals for family members must be reviewed and approved by the senior officer of the particular business unit. If the family member is a relative of the senior officer, the executive to whom he or she reports should be consulted.

     No negotiation of any purchase, sale, claim or other business matter on behalf of the Company may occur in which a family member of a person representing the Company has a direct or indirect substantial interest.

Loans and Other Benefits

     Conflicts of interest arise when a Director, officer or employee or member of his or her family receives improper personal benefits (including loans) as a result of his or her position in the Company. Any such arrangement is prohibited without obtaining prior written approval from the Company’s General Counsel.

Corporate Opportunities

     Officers and employees shall not take for themselves any business opportunities that are discovered through the use of Company property, information or position, use Company property, information or position for personal gain, or compete with the Company. All officers and employees owe a duty to advance the Company’s legitimate business interests when the opportunity to do so arises.

     The Company’s Code of Regulations separately governs corporate opportunities presented to Directors.

Confidentiality

     Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company, except when disclosure is authorized or legally mandated. They should recognize that such information is the property of the Company and only it may authorize its publication or use by others. Confidential information includes, but is not limited to, all non-public information that might be used by the Company’s competitors or may be harmful to the Company or its customers, if disclosed. Officers shall inform subordinates, as

NATIONAL INTERSTATE CORPORATION
CODE OF ETHICS AND CONDUCT

appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

     It is the responsibility of each employee to maintain the confidentiality of sensitive employee information, such as salary, bonus and performance appraisal data.

Fair Dealing

     The Company bases its relationships with customers, competitors and employees on fair practices. Accordingly, all Directors, officers and employees should endeavor to deal fairly with all customers, competitors and employees. No Director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Treatment of Employees

     Treating employees with respect and dignity is an NIC promise. Every officer must remember that he or she is a role model for the employees who report to him or her. The Company expects officers to seek out the ideas of subordinates and involve them in decisions whenever appropriate. Once a decision is made, everyone involved is expected to pull together and support it.

Compliance with Laws

     Employees are required to comply with all applicable laws, rules, regulations, including health, safety and environmental laws applicable to the Company’s business and all related Company policies.

Insider Trading

     A Director, officer or employee may become aware of material nonpublic information about the Company in the performance of his or her job. Material nonpublic information is information about the Company that is not known to the general public and that would influence a typical investor’s decision to buy, sell or hold the Company’s securities. A Director, officer or employee must take all reasonable measures to protect the confidentiality of material nonpublic information and refrain from buying or selling (or influencing others to buy or sell) any stock or other securities of the Company until the information is public. Buying or selling securities before the information is publicly disclosed could be deemed “insider trading.”

     If you reveal material nonpublic information to anyone (even a family member), and that person then buys or sells securities — or passes that information on to someone else who buys and sells

NATIONAL INTERSTATE CORPORATION
CODE OF ETHICS AND CONDUCT

securities — you may be liable. Such action could result in both civil and criminal liability, both to the person trading and to the subject company. See the Company’s Insider Trading Policy for more information.

Foreign Corrupt Practices Act

     The U.S. Foreign Corrupt Practices Act strictly prohibits giving, offering or promising anything of value to any public official in the United States or foreign countries, with the intent of influencing an official act, or causing an official to commit an unlawful act or omit any ordinarily required in carrying out his or her lawful duty. This law also applies to other people, if there is a reason to know that the person will transfer the gift to a public official. While certain payments may be lawful, no payment shall be made without the prior written consent of the Company’s General Counsel.

Community and Political Activities

     National Interstate Corporation encourages all employees to participate in community and political activities, so long as the participation does not interfere with their work performance. However, if such participation involves a substantial commitment of time, the Company’s General Counsel should be consulted.

     Employees are also encouraged to make individual political contributions to the party or candidate of their choice or to a lawfully established political action committee. It is illegal for the Company to reimburse an employee for individual political contributions. However, no employee shall make, authorize or permit any unlawful contribution, expenditure or use of Company funds or property for political purposes. All corporate political contributions must be cleared through the Company’s General Counsel for legal review and proper reporting to appropriate government agencies. Significant civil and criminal penalties may be imposed against the Company, and in some cases, the individual employee, in situations of illegal political contributions.

Company Property

     All Directors, officers and employees should protect the Company’s assets, resources and information and ensure their efficient and appropriate use. Acts of dishonesty against the Company or its customers involving theft, destruction or misappropriation of property, including money, office equipment or any other items of value are prohibited.

     All materials developed by an employee of the Company within the course of employment, such as software, hardware devices, advertising materials, manuals, etc., are the exclusive property of the Company. Such materials may not be used for any purpose other than company business without obtaining prior written approval from the Company’s General Counsel.

NATIONAL INTERSTATE CORPORATION
CODE OF ETHICS AND CONDUCT

     Computers, terminals and other equipment and supplies furnished by the Company are for company business. This equipment is not to be used for any purpose that is not sanctioned by Company management.

Disclosure

     NIC has an obligation to comply with all reporting requirements under the Securities Exchange Act of 1934, as amended, and Nasdaq National Market listing requirements. Our Directors, officers and employees should ensure that external and internal financial data, and other information contained in the Company’s reports, is complete, accurate, timely, relevant, understandable and presents the facts fairly. In accordance with these disclosure obligations, financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will be able to determine their significance and consequence quickly and accurately.

     All financial officers shall communicate to executive management of NIC and to the accountants engaged to conduct an audit of the Company’s financial statements all relevant information and professional judgments or opinions. The financial officers shall encourage open communication and full disclosure of financial information by all relevant employees.

     Furthermore, any Director, officer or employee in possession of material nonpublic information about the Company must not disclose such information before its public disclosure and must take steps to ensure that the Company complies with its timely disclosure obligations.

Compliance with the Code of Ethics and Conduct

     Our Directors, officers and employees are expected to promote honest and ethical behavior among the Company’s employees. This Code reflects general principles designed to guide Directors, officers and employees in being aware of situations that give rise to ethical questions and to voice acceptable ways in handling those situations when they occur. This Code is not intended to address every specific situation. Nothing in this Code prohibits or restricts the Company from taking disciplinary action on matters pertaining to employee conduct, whether or not they are expressly discussed in this document. This Code is not intended to create any expressed or implied contract between the Company and any of its employees.

     The Company expects its employees to bring to the attention of the General Counsel, or anyone he or she designates, information about suspected violations mentioned in this Code or of any law by any Director, officer or employee. The Company will treat the information received in a confidential manner and with appropriate investigation and evaluation of the information, will seek to make sure that no acts of retribution or retaliation will be taken against anyone making a report.

     The Board of Directors of National Interstate Corporation has the final authority for the interpretation of the Code. The Board of Directors, on its own or upon recommendation of the Audit Committee, has the authority to approve any amendment to, or waiver of, the Code. If the Board of Directors waives or amends any provision of this Code required under Item 406 of Regulation S-K

NATIONAL INTERSTATE CORPORATION
CODE OF ETHICS AND CONDUCT

promulgated by the Securities and Exchange Commission, and such waiver or amendment relates to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, the Company will disclose to its shareholders any waiver and the grounds for such waiver or any amendment to the Code within five business days of such waiver or amendment. Such disclosure shall be made by filing a Form 8-K with the Securities and Exchange Commission or by posting the relevant information on the Company’s website.

Reporting Violations

     If you believe you have violated the Code or applicable law, you must report the violation to the General Counsel so the Company can take appropriate action. Prompt reporting can substantially reduce the adverse impact on all involved. As a Director, officer or employee of the Company, you are under a duty to report violations by other Directors, officers or employees, regardless of their level of seniority. All Directors, officers and employees have a responsibility to understand and follow this Code. All Directors, officers and employees are to report any information that they may believe may need to be disclosed by the Company in its public filings. A violation of the Code may result in appropriate disciplinary action including termination in addition to other consequences.

Complaint Procedure

Notification - Information about known or suspected violations by any Director, officer or employee of the Company should be reported immediately to the Company’s General Counsel. Whenever practical, the report should be in writing.

Investigation - Reports of violations will be investigated under the General Counsel’s direction. All are expected to cooperate in the investigation of the reported violation.

Confidentiality - The General Counsel will not, to the extent practical and appropriate and to protect the privacy of the persons involved, disclose the identity of anyone who reports a suspected violation or participates in the investigation. Directors, officers and employees should be aware that the General Counsel, and those assisting him or her are obligated to act in the best interests of the Company, and not as personal representatives or attorneys for employees.

Retaliation - Retaliation in any form against any individual who reports a violation of this Code or a law, or who assists in the investigation of a reported violation, is in and of itself a serious violation of this policy.

Employee Complaints – Financial Matters

     The Company has put into place policies and procedures that will enable the Audit Committee of the Board of Directors to receive and investigate any employee complaints relating to the Company’s accounting, internal accounting controls and auditing matters pursuant to Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Employees are instructed to submit complaints confidentially and anonymously to the Audit Committee of the Board of Directors. Such information should be transmitted in one of the communication formats provided for in the investor relations section of the Company’s web site at www.nationalinterstate.com.